Exhibit 99.1

Power REIT Signs Agreement to Acquire 522,530 Square Foot Greenhouse Cultivation and Processing Facility for $18.5 Million

Greenhouse will be Operated as a Michigan Regulated Cannabis Cultivation and Processing Facility and will be the Largest of its kind in Michigan and one of the Largest in the United States

Old Bethpage, New York, May 25, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has entered into an agreement to acquire what will be Michigan’s largest greenhouse cannabis cultivation and processing facility (the “Property”) for approximately $18.5 million. The Property is strategically located in an area that offers the potential for unlimited cannabis cultivation licenses and features 522,530 square-feet of high-tech greenhouse and processing space. The approximately 66 acre property has the capability to add significantly more cultivation and processing space with plans in place to add 330,236 square feet as a potential next phase.

This state-of-the-art facility features advanced greenhouse cultivation controls and a state-of-the-art irrigation/fertigation system. This is a turnkey setup that is ready to start growing immediately offering an attractive speed-to-revenue opportunity. Power REIT is finalizing a budget for upgrades that will enhance the cultivation performance for cannabis as a crop.

Power REIT has an approximately 75-day due diligence period followed by a 30-day period to close the transaction which can be extended by up to 30 additional days. Power REIT is actively working to finalize its due diligence and hopes to expedite the closing although there can be no assurance as to when or if the transaction will close.

David Lesser, Power REIT’s Chairman and CEO, commented, “This acquisition is a great opportunity for Power REIT to gain scale. Like our other Controlled Environment Agriculture properties, this has significant potential for expansion. Once operational, this will be one of the largest cannabis greenhouse cultivation facilities in the United States even before any expansion. With this possible acquisition, Power REIT enters the Michigan market which is currently experiencing dramatic growth in cannabis sales at prices that are higher than national averages. The acquisition is consistent with Power REIT’s investment strategy of focusing on sustainability which is associated with growing in a greenhouse which will be less expensive and have a much lower carbon footprint than growing in an industrial property.”

Mr. Lesser continued, “We were able to seize this opportunity due to our flexible balance sheet, our expansive network and focused investment strategy. As we finalize the transaction details, we will be better able to provide guidance as to the impact on Core FFO but we currently believe the returns should be generally similar to recent transactions which would be extremely accretive to Core FFO. We look forward to providing further updates as information becomes available.”

Statement on Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation.

CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 home on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

About Power REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement about Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com